EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corp. Comm., 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES LEADERSHIP TRANSITION PLAN

WOODBURY, NY, November 22, 2006 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that its Board of Directors has formed a succession planning committee.  Veeco’s Chairman and Chief Executive Officer, Edward H. Braun, age 67, plans to transition from his current role to the position of Chairman during 2007. Independent director Roger D. McDaniel will lead the Board’s succession planning committee to search for and select a new CEO.  Mr. Braun will continue to serve as CEO until a successor has been appointed.

Mr. Braun commented, “Veeco, at $440 million in revenue, possesses multi-market technology leadership in high-brightness-LED, data storage, semiconductor and scientific research applications. The Board and I believe it is appropriate for us to focus on CEO succession planning, and the separation of CEO and Chairman positions will help Veeco achieve its potential growth to be a $1 billion company in the years to come.”

Irwin H. Pfister, Veeco’s lead director, commented, “We will search for a CEO successor who has the qualifications, leadership and vision to guide the Company forward. Ed’s perspective and industry experience will greatly benefit Veeco as he continues in the role of Chairman.  The Board will work closely with Ed and Veeco’s senior management team to ensure a smooth transition and transfer of responsibilities at the appropriate time.”

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of volatility in end market conditions and the cyclical nature of the data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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